Exhibit 99

CONTACT:	Feinstein Kean Healthcare
GTC Biotherapeutics, Inc.	Francesca DeVellis (investors)
Thomas E. Newberry	Barbara Askjaer (media)
Vice President, Corporate Communications	(617) 577-8110
(508) 370-5374

GTC BIOTHERAPEUTICS REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

FRAMINGHAM, MA – November 4, 2004 – GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the third quarter ended October 3, 2004. The total net loss for the quarter was $7.2 million, or $0.18 per share, compared with $7.6 million, or $0.25 per share, for the third quarter of 2003. The total net loss for the first nine months of 2004 was $22 million, or $0.60 per share, compared to $21 million, or $0.73 per share, for the first nine months of 2003. Cash, cash equivalents and marketable securities at October 3, 2004 were $29.8 million compared to $31.1 million at December 28, 2003. GTC utilized $15.2 million of cash, cash equivalents and marketable securities in the first nine months of 2004, exclusive of the registered direct placement of common stock in March 2004 which raised $13.9 million net of placement expenses. GTC utilized $4.6 million of cash, cash equivalents and marketable securities in the third quarter of 2004.

“We are continuing to plan for a market launch of ATryn® for the hereditary deficiency indication in Europe in mid-2005,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “ATryn® also is gaining significant interest from key opinion leaders and potential partners for development of larger market indications.”

GTC expects its net use of cash and marketable securities for 2004, inclusive of the effect of the March 2004 registered direct placement, to be approximately $6.1 million. The annual cash projection for 2004 assumes cash collections of approximately $13 million for the year, primarily from external programs as well as partnering for ATryn®. Approximately $8.7 million of cash collections has either been received or is anticipated on contracts currently in backlog. These contracts include the programs with Merrimack, Centocor, a third existing external partner, and the funding of GTC’s malaria vaccine program with the National Institute of Allergy and Infectious Diseases (NIAID). GTC is anticipating utilizing approximately $20 million of cash in 2005 which includes supporting the launch of ATryn® in Europe and the HD clinical trial in the US. After a successful launch of this product in mid-2005, and on the basis of a supportive ATryn® partnering agreement, GTC may manufacture additional product to supply clinical studies for larger markets. This additional manufacturing may increase GTC’s total net cash utilization in 2005 to $25 million.

Revenues were $0.9 million for the quarter, a 57% decrease from the $2.2 million for the third quarter of 2003. Revenues for the first nine months of 2004 totaled $3.4 million, a 57% decrease from the $8 million reported for the same period in 2003. The decrease in revenue for the quarter and the first nine months is primarily due to the stage of development of the ongoing programs. Reported revenues are expected to vary on a quarter-to-quarter basis due to the nature and timing of milestone-based research and development revenues.

Costs of revenue and operating expenses totaled $7.9 million for the quarter, a 21% decrease from the $10.1 million total for the third quarter 2003. Cost of revenue and operating expenses totaled $25.2 million for the first nine months of 2004, a 15% decrease from the $29.6 million reported for the same period in 2003. The decreases were driven primarily by lower expenses in the external development programs as well as reduced expenses resulting from the restructurings that were completed in the first quarter of 2004.

The per share results were affected by an increase in the weighted average number of shares outstanding from 30.5 million shares for the third quarter of 2003 to 38.8 million shares for the third quarter of 2004. The weighted average number of shares outstanding increased from 28.7 million shares for the first nine months of 2003 to 36.9 million shares for the first nine months of 2004. The increases in the weighted average shares outstanding primarily reflect the issuance of approximately 3.6 million shares of common stock in a private placement to institutional investors in August 2003 and the issuance of approximately 6.4 million shares of common stock in a registered direct placement in March 2004. The net proceeds to GTC from those offerings totaled approximately $22.4 million. GTC had approximately 38.8 million shares outstanding as of October 3, 2004.

Highlights

ATryn®

GTC recently met with representatives from the European Medicines Agency (EMEA) to discuss the Company’s general strategy for responding to the Consolidated List of Questions received as part of the review of the information submitted in a Marketing Authorization Application (MAA) for ATryn®. The MAA covers the use of ATryn® in the prophylactic treatment of patients with hereditary antithrombin deficiency (HD) during high-risk situations such as surgery and childbirth. GTC expects to file its complete responses to the EMEA’s questions before the end of the year. Subject to satisfactory approval of the MAA, GTC is planning for a European market launch of ATryn® in mid-2005.

During the fourth quarter, GTC plans to submit an amendment to its Investigational New Drug (IND) application to the Food and Drug Administration (FDA) to define the clinical protocol for ATryn® in the United States in the HD indication. The results of this clinical study, in conjunction with the data provided to the EMEA, are anticipated to form the basis for a filing for market approval in the US.

In addition, GTC is working towards completion of an agreement with a marketing partner before the end of the fourth quarter to support the anticipated launch of ATryn® in mid-2005.

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties. GTC expresses this protein in the milk of goats that have the human antithrombin gene linked to a milk-protein promoter. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in conventional production methods. Antithrombin is the first of a series of human plasma proteins that GTC is developing as recombinant products. Other recombinant human plasma proteins that GTC is developing include recombinant human albumin and recombinant human alpha 1 antitrypsin. The total market for these three plasma derived products has been estimated to be $1 billion. The history of successful recombinant product development in the blood clotting factors (VIIa, VIII, and IX) indicates that recombinant forms of plasma proteins can generally dominate and surpass the previously established markets.

Recombinant Human Albumin Program

For the recombinant human albumin (rhA) program, GTC has developed cattle that express this protein in their milk. Downstream processing has been developed and GTC has begun providing samples to potential customers. The initial markets these potential customers are evaluating include the use of rhA as an excipient, or stabilizer, in biologic drug formulations. Currently, many biologic drugs are formulated using albumin derived from human plasma.

Portfolio of External Programs

GTC recently completed a license agreement with Nexia Biotechnologies to enable the further development of its Protexia® product as a potential treatment for nerve agents. In addition, the program with Merrimack Pharmaceuticals entered clinical trials in 2003 and GTC is under contract to deliver additional material to Merrimack for clinical evaluation in 2004. One of the programs with Centocor has begun delivering material for preclinical studies.

Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The call may be heard through the Company’s web site, http://www.gtc-bio.com. The dial-in number from inside the United States is 866-800-8652. The dial-in number from outside the United States is 617-614-2705. The participant passcode is 12258699. The webcast may be found at www.gtc-bio.com.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC currently has four internal proprietary products in its pipeline and a portfolio of external program production opportunities. In addition to the ATryn® program, GTC is developing a recombinant human albumin, a malaria vaccine, and a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. GTC’s external program collaborations are developing transgenic versions of products such as monoclonal antibodies and immunoglobulin fusion proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the EMEA submission for the ATryn® program, the anticipated timing for agreement with a marketing partner and for a European market launch for ATryn®, the ongoing regulatory and clinical strategy for ATryn® in the US, the potential for completion of a partnering agreement on ATryn®, the anticipated progress in the portfolio of external programs, and the expected levels of cash collections and cash to be used in 2004 and 2005. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies and meeting GTC’s timeline for regulatory filings and market launch of ATryn®, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that the Company will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Nine months ended
	October 3, 2004	September 28, 2003	October 3, 2004	September 28, 2003
Revenue	$924	$2,164	$3,429	$8,019
Costs of revenue and operating expenses:
Cost of revenue	1,182	2,369	3,745	9,238
Research and development	4,561	4,804	13,626	12,089
Selling, general and administrative	2,194	2,893	7,812	8,233

	7,937	10,066	25,183	29,560

Loss from continuing operations	(7,013)	(7,902)	(21,754)	(21,541)

Other income (expense):	(137)	296	(231)	534

Net Loss from continuing operations before income taxes	$(7,150)	$(7,606)	$(21,985)	$(21,007)

Net loss per common share (basic and diluted)	$(0.18)	$(0.25)	$(0.60)	$(0.73)

Weighted average number of shares outstanding (basic and diluted)	38,751	30,480	36,894	28,726

	October 3, 2004	December 28, 2003
Cash and marketable securities	$29,805	$31,091
Other current assets	3,166	3,390
Property and equipment, (net)	21,269	22,600
Other assets	13,523	13,991

Total assets	$67,763	$71,072

Current liabilities	$16,859	$10,329
Long-term debt	9,759	12,542
Other liabilities	27	40
Stockholders’ equity	41,118	48,161

Total liabilities and stockholders’ equity	$67,763	$71,072